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                                                                   Exhibit 10.34
                            RETENTION BONUS AGREEMENT


         THIS RETENTION BONUS AGREEMENT (the "Agreement") entered into as of July1 2000, by and between Nationwide Financial Services, Inc. (the "Company") and Joseph Gasper ("Executive").

         WHEREAS, the Board of Directors of the Company has determined that it is appropriate to award retention bonuses to selected key executives whose continued service is particularly important to the welfare of the Nationwide Insurance Enterprise.

         WHEREAS, Executive and the Company have entered into an Employment Agreement dated as of July 1, 2000 (the "Employment Agreement").

         NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. ELIGIBILITY FOR RETENTION BONUS. Subject to the terms of this Agreement, Executive shall receive a retention bonus (the "Retention Bonus") if Executive remains an employee of the Company through July 1, 2003 (the "Retention Date"). The term "Company" shall include any Affiliate (as defined in the Employment Agreement) that employs Executive.

         2. AMOUNT OF RETENTION BONUS. The Retention Bonus shall be a lump sum cash payment of $500,000, subject to applicable tax withholding. The Retention Bonus will be paid within 30 days after the Retention Date. The Retention Bonus will be paid in addition to any salary and incentive payments that Executive is otherwise entitled to receive from the Company.

         3.       TERMINATION OF EMPLOYMENT.

         (a) If, before the Retention Date, Executive's employment is terminated by the Company without Cause (as defined in the Employment Agreement), and Executive executes a Release (as defined below), the Company shall pay Executive the Retention Bonus within 30 days after Executive's employment termination date (or the expiration of the revocation period for the Release, if later). The Retention Bonus will be paid in addition to any other payments that Executive may be entitled to receive under the Employment Agreement.

         (b) If Executive's employment terminates for any reason other than as described in subsection (a) above before the Retention Date, no Retention Bonus will be paid to Executive.

         4. RELEASE. Notwithstanding the foregoing, any payment of the Retention Bonus after Executive's termination of employment shall be conditioned on Executive's executing and not revoking a written release upon such termination, substantially in the form attached as Exhibit A to the Employment Agreement (the "Release"), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive's employment, or the termination thereof (other than claims based upon any entitlements under the terms of this Agreement or the Employment Agreement or entitlements under any plans or programs of the Company under which Executive has accrued a benefit).

         5. NO EMPLOYMENT RIGHTS. This Agreement will not give Executive any right to continued employment. Except as described in this Agreement, all of Executive's rights with respect to Executive's employment are set forth in Executive's Employment Agreement.


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         6. CREDITORS; SUCCESSORS. None of the rights or benefits under this
Agreement shall be subject to the claims of any of Executive's creditors, and Executive shall not have the right to alienate, anticipate, pledge, encumber or assign any of the rights or benefits under this Agreement. Executive will in all respects be an unsecured creditor of the Company. This Agreement will be binding on Executive's heirs, executors and administrators, and on the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

         7. ARBITRATION; EXPENSES. In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Columbus, Ohio in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and Executive, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. In the event of a dispute, each party shall be responsible for its own expenses (including attorneys' fees) relating to the conduct of the arbitration, and the parties shall share equally the fees of the American Arbitration Association. Each party shall give the other party written notice as described in the Employment Agreement of its intent to submit a claim under this Agreement to arbitration and a description of the basis of such claim, within six months after the event giving rise to the claim occurs.

         8. TERMINATION AND AMENDMENT. This Agreement shall terminate immediately after the Retention Bonus is paid or after the Company determines that no Retention Bonus will be paid as a result of a termination of employment described in Section 3(b). This Agreement may be amended only by written agreement between the parties.

         9. GOVERNING LAW. This Agreement shall be governed by and interpreted under the laws of the State of Ohio without giving effect to any conflict of laws provisions.

         IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

                               NATIONWIDE FINANCIAL SERVICES, INC.


                               By:
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                                      W.G. Jurgensen
                                       Chief Executive Officer



                                  ----------------------------------------
                                      Joseph Gasper